Exhibit 99.1

HCP ANNOUNCES JURY VERDICT IN VENTAS LITIGATION

LONG BEACH, CA – September 4, 2009 – HCP (NYSE:HCP) announced that a jury reached a verdict in favor of Ventas, Inc., in an action brought against HCP in the United States District Court for the Western District of Kentucky for tortious interference with prospective business advantage in connection with Ventas’s 2007 acquisition of Sunrise Senior Living REIT.  The jury awarded Ventas approximately $101 million in compensatory damages.  During the trial, the court dismissed Ventas’s claims for punitive damages.  Ventas originally sought approximately $300 million in compensatory damages as well as punitive damages.  HCP will appeal the adverse jury verdict.

ABOUT HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States.  As of June 30, 2009, HCP’s portfolio of properties, excluding assets held for sale but including properties owned by unconsolidated joint ventures, totaled 682 properties among the following segments: 259 senior housing, 100 life science, 253 medical office, 22 hospital and 48 skilled nursing. For more information, visit the Company’s website at www.hcpi.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include the risks associated with litigation in general, including the costs and time that must be devoted to litigation, the potential diversion of management attention that may result from being engaged in litigation, the potential outcome of any appeal and the possibility of larger than expected litigation costs, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. While the Company anticipates that subsequent events and developments may cause its views to change, it specifically disclaims any obligation to update these statements.  These statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

CONTACT:

HCP
Thomas M. Herzog
Executive Vice President – Chief Financial Officer and Treasurer
562-733-5309